Exhibit (a)(1)(xii)

Important Details About Our
Offer to Exchange Certain Outstanding Stock Options

Why is the company doing this?

The company believes that you are a key element in the future success of our business. We have made you this offer because the option prices of some of our outstanding options are higher than the current trading price of our stock. We believe that these “out-of-the-money” options do not provide sufficient incentive for you to participate in the future growth and success of the company. We therefore want to give you the opportunity to turn these options in to the company for new options to be priced at fair market value on the date of issuance.

What is an option?

An “option” is a right to buy a certain number of shares of company stock. Each option grant you receive is identified by an option number in the Notice of Grant of Stock Options.

For Example: Assume John was granted an option to purchase 1,000 shares on January 1, 2003 and an option to purchase 750 shares on January 1, 2004. John has 2 option grants.

How does the program work?

Basically, the program allows you to turn in existing outstanding options in exchange for newly issued options.

Options that you turn into the company will be cancelled immediately after the end of the offer period.

You will receive newly issued replacement options for any options that you turn in 6 months and one day after your options are cancelled.

The replacement options will generally have the same terms as the cancelled options except that the option price will be equal to the price of ESST stock quoted on the Nasdaq market on the date the replacement options are granted.

What are the key dates?

December 27, 2004:	All election forms must be received by the company by 5:00 pm PST.

December 28, 2004:	All options that are turned in will be cancelled.

June 29, 2005:	Replacement options will be granted.

Can these dates change?

Yes. The company intends to stick to the schedule above but it is possible that the dates above could be changed to later dates. Note that this summary uses the key dates above. If these key dates change, the dates in this summary would change accordingly.

Do I have to participate?

No. This program is totally voluntary. If you want, you can keep your existing options. The program will not change them in any way.

What options can I turn in?

You can turn in any options that you have outstanding under the 1995 Equity Incentive Plan, the 1997 Equity Incentive Plan, or the 2002 Non-Executive Stock Option Plan.

If I turn in an option, do I have to turn in the whole option grant?

Yes. You cannot turn in only part of an option grant.

What if I have exercised part of an option, do I have to return shares that I have already purchased if I want to turn in that option grant?

No. If you have already exercised part of an option, you do not have to return any shares to the company to turn in that option grant, but you do have to turn in all of the unexercised part of the option grant.

For Example:

•	Assume John was granted an option to purchase 1,000 shares on January 1, 2003.

•	John exercised part of the option and purchased 250 shares, leaving 750 shares after exercise.

•	If John decides to turn in this option, he must turn in all 750 shares remaining in the option.

Will only the options that I elect to turn in be cancelled?

Not necessarily. If you received options at any time on or after May 29, 2004 and you turn in options, the options granted on or after May 29, 2004 and before December 27, 2004 will automatically be turned in if the option price of these options is lower than the option price of the options that you turn in.

For Example: Assume John is holding the following options:

	Grant Date	Option Price	Shares
Option A	Jan. 1, 2003	$10.00	1,000
Option B	Jan. 1, 2004	$7.00	750
Option C	June 1, 2004	$9.50	1,500
Option D	July 1, 2004	$10.00	1,500

If John turns in Option A, all 1,500 shares of Option C will automatically be turned in because Option C was granted after May 29, 2004 and it has an option price that is lower than the option price of Option A. Note that all 1,500 shares of Option C will automatically be turned in.

Nothing will happen to Option B because it was granted before May 29, 2004.

Nothing will happen to Option D because it has an option price that is equal to the option price of Option A (it is not lower than the option price of Option A).

If I decide to turn in options, what happens to them after I turn them in?

If you turn in options, these options will be cancelled. This means that they are gone and you can no longer exercise these options.

For Example: Assume John has an option to purchase 1,000 shares and an option to purchase 750 shares (i.e., 2 options). John decides to turn in his option to purchase 1,000 shares but not his option to purchase 750 shares.

On December 28, 2004, the company will cancel John’s option to purchase 1,000 shares. Nothing will happen to John’s option to purchase 750 shares.

Between December 28, 2004 and June 28, 2005, John will only have one option to purchase 750 shares.

On June 29, 2005, John will receive a new option to purchase 1,000 shares (this option replaces the option that John turned in). This means that John will then be holding an option to purchase 1,000 shares and an option to purchase 750 shares.

If I decide to turn in options, what will I get and when?

If you are an employee or consultant on June 29, 2005, you will receive a new option grant that will replace any options that you turn in.

The option price of the new options will be equal to the price of the stock on June 29, 2005. This price could be higher or lower than the option price of the existing options that you turn in.

The new options will cover the same number of shares and will vest at the same time as the options that you turn in.

The new options will expire on the earlier of:

•	June 28, 2015,

•	90 days after you terminate employment for any reason other than death, disability or for “cause” (such as violating the law), or

• 12 months after you terminate employment as a result of your death or disability.

How will the vesting schedule of the options I turn in apply to the new options?

The new options will vest at the same time as the options that you turn in.

For Example: Assume John has an option for 1,000 shares that vests as follows:

Vesting Date	Vested Shares
July 1, 2002	200 shares
July 1, 2003	200 shares
July 1, 2004	200 shares
July 1, 2005	200 shares
July 1, 2006	200 shares

John elects to turn in this option. John will receive an option to purchase 1,000 shares on June 29, 2005. 600 shares will be vested on the date of grant, 200 shares will vest on July 1, 2005 and 200 shares will vest on July 1, 2006.

What if I leave the company before the new options are granted on June 29, 2005?

If you turn in options and you leave the company before June 29, 2005, for any reason, you will get nothing for the options that you turn in. This is a risk of participating in the program.

What if the price of the stock actually goes above my old price on the date of re-grant?

The exercise price of the new options will be the closing market price of ESST as listed on the Nasdaq on the day of the re-grant. If the price of ESST on that date is above the price of the old options you turn in, then your new options will have a higher price. This is a risk of participating in the program.

If I want to participate, where do I submit the election form?

If you send it in by fax, fax it to the Stock Administrator at (510) 492-1388.

If you send it in by hand, mail or courier, send it to Jayme Vieth (Receptionist) at ESS Technology, Inc., 48401 Fremont Blvd., Fremont, California 94538.

What’s the deadline for turning in the election form?

You can turn in your election form at any time before 5:00 pm PST on December 27, 2004. We must actually receive the forms by 5:00 pm PST.

Can I change my mind?

You can change your mind and submit a Notice of Change of Election as many times as you like before 5:00 pm PST on December 27, 2004. After that time, you cannot change your election or otherwise elect to participate.

This summary has been prepared for discussion purposes only and is subject to the terms and conditions of the program as it is described in the
Offer to Exchange Certain Outstanding Stock Options.

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